Exhibit 99.1

 Anthera Announces Leadership Transition in Preparation of Commercialization of Sollpura and Future Development of blisibimod for IgA Nephropathy

•	J. Craig Thompson promoted to Chief Executive Officer and appointed to the Board of Directors
•	Paul F. Truex appointed as Executive Chairman of the Board
•	Dr. Christopher Henney stepped down as Chairman of the Board but will remain as Director

HAYWARD, CA., December 6th, 2016 (GLOBE NEWSWIRE) – Today the Anthera Pharmaceuticals Inc. (NASDAQ: ANTH) Board of Directors announced J. Craig Thompson has been promoted to Chief Executive Officer.  Mr. Thompson has also been appointed to serve as a member of the Board of Directors of the Company.  Paul Truex has stepped down from the CEO role and been appointed to the newly created role of Executive Chairman, where he will assume the responsibilities of the Chairman of the Board and continue to provide guidance to Anthera’s senior executive team.   Concurrent with the leadership transition, Dr.  Christopher Henney has stepped down as Chairman of the Board after more than 10 years of service to the Company in this role but will remain a member of Anthera’s Board of Directors

 “The addition of Craig at the beginning of this year has allowed the Company to incorporate commercial readiness planning into our development efforts.  Over the past twelve months Craig has proven his ability to lead and to fully integrate his experiences into the operation of Anthera”, continued Mr. Truex.  “His appointment prepares us for the commercialization of Sollpura and continued development of blisibimod for IgA nephropathy.  I am confident Anthera will continue to thrive with the expansion of Craig’s leadership."

 “We have been extremely fortunate to have had access to the guidance and experiences of Dr. Henney over the past decade” commented Paul Truex.  “Chris’s willingness to go the extra mile to advance the Company has been an inspiration to all of us.  We are grateful he will remain on our board to provide his insights and further mentor our team.”

“I am extremely proud of what our team has accomplished and I look forward to executing on our strategy to commercialize Sollpura while further exploring opportunities for blisibimod” commented Craig Thompson.   “This is an exciting time for Anthera with new data emerging on both Sollpura and blisibimod which could transform the Company’s future.”

Following the recent announcement of data from the Phase 2 Proof of Concept Study in IgA Nephropathy with blisibimod, Anthera plans to announce Phase 3 clinical trial results from the Sollpura SOLUTION program before the end of December.

 About J. Craig Thompson
Craig joined Anthera with over 20 years of experience in the pharmaceutical and healthcare industries. He has a proven track record in product development, global brand management, product positioning, access and reimbursement, including the strategic marketing of a number of industry-leading drugs.

Prior to Anthera, Mr. Thompson was the Chief Operating Officer for Tetraphase Pharmaceuticals (Nasdaq: TTPH) where he oversaw the development and implementation of the marketing, access & reimbursement and sales strategy as well as the business development and the commercial manufacturing for Tetraphase.

Prior to Tetraphase, Mr. Thompson served as Chief Commercial Officer for Trius Therapeutics through the acquisition of Trius by Cubist Pharmaceuticals, Inc. in September 2013. He led the planning of the commercial strategy, was actively involved in negotiating a regional partnership with Bayer as well as in the acquisition of the Trius by Cubist. During his tenure, he participated in three rounds of financing which raised approximately $115 MM.

Prior to Trius, Mr. Thompson served in various global and U.S. commercial roles at Pfizer Inc. from 2003 to December 2010 ultimately serving as Vice President of Marketing for Pfizer’s Specialty Care Business Unit, where he was directly responsible for the U.S. commercial strategy for a portfolio of products with more than $1.5 billion in annual U.S. sales. From 1992 to 2003, Mr. Thompson served in positions of increasing responsibility at Merck & Co., Inc., where most notably he worked on commercial planning and marketing activities for the company’s major cardiovascular brands.

Mr. Thompson holds a Bachelor’s degree in Commerce from McMaster University and an M.B.A. from the University of Notre Dame.

About Paul Truex
Mr. Truex served as Director and Chief Executive Officer since the inception of Anthera in 2004. He was responsible for negotiating Anthera’s product licenses for both blisibimod, an anti-BAFF peptibody from Amgen, and recently, Sollpura™(liprotamase), a novel enzyme replacement product from Eli Lilly and Company. During his career, Mr. Truex has been involved with over $500 million in private, public and debt financings and over $1 billion in various strategic in-licensing, out-licensing and merger/acquisition transactions.  Mr. Truex is a member of the Indiana University West Coast Advisory Board for the Johnson Center of Entrepreneurship and Innovation, is a member of the Board of Directors of Milestone Pharmaceuticals Limited (Chairman), CymaBay Therapeutics (Nasdaq: CBAY), LQT Therapeutics and involved as an advisor to a number of early stage ventures in multiple industries. His past board appointments include Peninsula Pharmaceuticals (acquired by Johnson and Johnson), Trius Therapeutics (acquired by Cubist Pharmaceuticals), Eiger Biopharmaceuticals (Nasdaq: EIGR), and Protagonist Therapeutics (Nasdaq: PTGX).

About Chris Henney
Dr. Henney has served as the Chairman of our board of directors since August 2008 and has been a member of Anthera’s Board of Directors since April 2005. Dr. Henney served as Chairman and Chief Executive Officer of Dendreon Corporation, a biotechnology company he co-founded, from 1997 until his retirement in July 2004.  Dr. Henney was previously a founder of Immunex Corp. and ICOS Corp.  Dr. Henney is currently the Chairman and a director of Cascadian Therapeutics, Inc. (formerly Oncothyreon, Inc., Nasdaq: ONTY), is vice-chairman and a director of Cyclacel Pharmaceuticals, Inc. (Nasdaq: CYCC), and is a director of Prothena Corporation (Nasdaq: PRTA).  Dr. Henney holds a B.Sc. with honors in medical biochemistry, a Ph.D. in experimental pathology and a D.Sc. for contributions to the field of immunology, all from the University of Birmingham, England.

About Anthera Pharmaceuticals, Inc.
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including exocrine pancreatic insufficiency due to cystic fibrosis, IgA nephropathy, lupus, and lupus with glomerulonephritis.  Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement
Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Contact Information:
Nikhil Agarwal of Anthera Pharmaceuticals, Inc.,
 nagarwal@anthera.com or 510.856.5600 x5621